                                                                    EXHIBIT 12.1

              THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                           SIX MONTHS
                                             ENDED                    YEAR ENDED DECEMBER 31,
                                            JUNE 30,     --------------------------------------------------
                                              1999         1998      1997      1996       1995       1994
         (DOLLARS IN MILLIONS)            ------------   --------   ------   --------   --------   --------
EARNINGS
INCOME FROM CONTINUING OPERATIONS BEFORE
  INCOME TAXES..........................     $129.7      $1,002.7   $743.3   $  811.5   $  869.8   $  855.9
Add:
Amortization of previously capitalized
  interest..............................        5.8         10.7      11.0       11.6       11.7       10.2
Minority interest in net income of
  consolidated subsidiaries with fixed
  charges...............................       10.3         33.6      45.1       45.9       30.1       16.9
Proportionate share of fixed charges of
  investees accounted for by the equity
  method................................        2.6          4.8       6.5        5.1        5.3        2.5
Proportionate share of net loss of
  investees accounted for by the equity
  method................................         --          0.2       0.1        2.7        0.5        0.2
                                             ------      --------   ------   --------   --------   --------
         Total additions................     $ 18.7      $  49.3    $ 62.7   $   65.3   $   47.6   $   29.8
Deduct:
Capitalized interest....................     $  4.9      $   6.6    $  6.2   $    5.4   $    5.1   $    5.7
Minority interest in net loss of
  consolidated subsidiaries.............        1.3          2.9       3.6        4.4        3.3        0.3
Undistributed proportionate share of net
  income of investees accounted for by
  the equity method.....................         --           --        --         --        0.2        7.2
                                             ------      --------   ------   --------   --------   --------
         Total deductions...............     $  6.2      $   9.5    $  9.8   $    9.8   $    8.6   $   13.2
TOTAL EARNINGS..........................     $142.2      $1,042.5   $796.2   $  867.0   $  908.8   $  872.5
                                             ======      ========   ======   ========   ========   ========
FIXED CHARGES
Interest expense........................     $ 77.3      $ 147.8    $119.5   $  128.6   $  135.0   $  129.4
Capitalized interest....................        4.9          6.6       6.2        5.4        5.1        5.7
Amortization of debt discount, premium
  or expense............................        2.8          7.1       0.1        0.3        0.4        0.7
Interest portion of rental expense......       28.8         57.7      63.0       68.2       75.8       81.9
Proportionate share of fixed charges of
  investees accounted
  for by the equity method..............        2.6          4.8       6.5        5.1        5.3        2.5
                                             ------      --------   ------   --------   --------   --------

TOTAL FIXED CHARGES.....................     $116.4      $ 224.0    $195.3   $  207.6   $  221.6   $  220.2
                                             ======      ========   ======   ========   ========   ========

TOTAL EARNINGS BEFORE FIXED CHARGES.....     $258.6      $1,266.5   $991.5   $1,074.6   $1,130.4   $1,092.7
                                             ======      ========   ======   ========   ========   ========

RATIO OF EARNINGS TO FIXED CHARGES......       2.22         5.65      5.08       5.18       5.10       4.96